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EXHIBIT 99.3




GARTNERGROUP ADOPTS STOCKHOLDER RIGHTS PLAN

      Wednesday, February 9, 2000 05:38 PM


STAMFORD, Conn.--(BUSINESS WIRE)--February 9, 2000--Gartner Group, Inc. (NYSE:
IT), the world's leading business technology advisor, today announced that its board of directors has unanimously approved the adoption of a Stockholder Rights Plan designed to protect GartnerGroup stockholders in the event of an unsolicited bid for control of the company.

      In connection with this plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Class A Preferred Share Purchase Right (a "Class A Right") on each outstanding share of the company's Class A Common Stock and one Class B Preferred Share Purchase Right (a "Class B Right") on each outstanding share of the company's Class B Common Stock. Each Right will entitle the stockholders to buy one share of the company's Series A Junior Participating Preferred Stock or one share of the company's Series B Junior Participating Preferred Stock at an exercise price of $90.00 per share.

      Michael D. Fleisher, president and chief executive officer of GartnerGroup, stated, "This stockholder rights plan was designed to assure that all GartnerGroup stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers and tactics to gain control of GartnerGroup without paying all stockholders the fair value of their shares."

      Details of the Plan

      The Rights will become exercisable on the eleventh day after a person or group announces the acquisition of (i) 20 percent or more of the company's Class A Common Stock; (ii) 20 percent or more of the company's Class B Common Stock;
(iii) 15 percent or more of the aggregate of the Class A Common Stock and the Class B Common Stock (each item above is considered a "Threshold Amount"); or
(iv) announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of a Threshold Amount. Certain exceptions will apply to existing institutional investors currently holding passive investment positions in excess of the Threshold Amounts.

      If prior to redemption of the Rights, a person or group acquires a Threshold Amount, each Right owned by stockholders (other than the proposed acquirer) will entitle its holder to purchase, at the Right's then-current exercise price, that number of shares of Class A
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Common Stock or Class B Common Stock of the company (or as determined by the board, cash, other property or other securities) having a market value at that time equal to twice the Right's exercise price. For example, if the stock is trading at a price of $30.00 per share, the Right will enable the holder to purchase $180.00 of stock (or 6 shares) for the $90.00 exercise price. Alternatively, the board of directors may elect to exchange outstanding Rights held by persons other than the proposed acquirer for Common Stock.

      All GartnerGroup stockholders of record on February 25, 2000, will receive the dividend distribution of one Class A Right and one Class B Right on each outstanding share of GartnerGroup's Class A Common Stock or Class B Common Stock, respectively. All GartnerGroup Class A Common Stock and Class B Common Stock issued after February 25, 2000, will have Rights attached. The Rights will expire on February 25, 2010.

      Further details of the Rights are contained in a letter that will be mailed to all of GartnerGroup's stockholders and will be posted on the company's Web site at www.gartnerweb.com/investor.

     CONTACT: Gartner Group, Inc.
              Jennifer L. Schlueter
              Vice President, Investor Relations
              203.316.6537


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